Exhibit 99.1

FOR IMMEDIATE RELEASE

DynCorp International Inc. Announces Fourth Quarter,
Fiscal Year 2006 Results

Fourth Quarter Revenues of $548.7 million,
Adjusted EBITDA reaches a record $55.6 million

Annual Revenues Increase to $1.97 billion,
Adjusted EBITDA reaches a record $156.1 million

Irving, Texas—June 19, 2006—DynCorp International Inc. and its subsidiaries (collectively, the “Company”) (NYSE: DCP), a provider of specialized mission-critical outsourced technical services to civilian and military government agencies, announced today its financial results for the fourth quarter and fiscal year ended March 31, 2006.

Shares of the Company’s Class A common stock began trading on the New York Stock Exchange on May 4, 2006, following its initial public offering (the “IPO”). Financial results discussed in this press release for the fourth quarter and fiscal year end results do not give effect to the IPO.

Pro forma fiscal 2005 financial results discussed in this press release give effect to the acquisition of the Company by an entity controlled by the Veritas Capital Fund II, L.P. and its affiliates on February 11, 2005 (the “2005 Acquisition”). In addition, references to pro forma fiscal 2005 financial results combine the immediate predecessor period with the 49 day successor period ended April 1, 2005.  For a reconciliation of the pro forma fiscal 2005 results in accordance with accounting principles generally accepted in the United States of America (hereinafter referred to as “GAAP”), please see the financial schedules that accompany this release.

Fourth Quarter Results

Revenues for the fourth quarter of fiscal 2006 were $548.7 million, up 5.4% over pro forma revenues of $520.9 million in the fourth quarter of fiscal 2005. Most of this increase was driven by the International Technical Services (“ITS”) segment, which was awarded a new contract during the first fiscal quarter of 2006 for operations under the International Narcotics and Law Enforcement Air-Wing (“Air-Wing”) program, which operationally went into effect on November 1, 2005. ITS revenue represented 67% of fourth quarter revenues in fiscal 2006, and grew 6.3 % to $367.8 million from $346.0 million in the fourth quarter of fiscal 2005 on a pro forma basis. Revenues from the Field Technical Services (“FTS”) segment grew 3.4% to $180.9 million from $174.9 million in the fourth quarter of fiscal 2005 on a pro forma basis, and represented 33% of fourth quarter revenues in fiscal 2006.

Operating income for the fourth quarter of fiscal 2006 was $37.9 million, up 198.4% over pro forma operating income of $12.7 million in the fourth quarter fiscal 2005. Operating margin was 6.9%, as compared to pro forma operating margin of 2.4% in the fourth quarter of fiscal 2005 on a pro forma basis.

The substantial increase in operating margin reflects strong performance on fixed-price construction projects and on fixed-price task orders under the Civilian Police program that were substantially completed during the quarter. In addition, fiscal 2006 operating margin benefited from an improved contract mix resulting from a larger proportion of higher-margin fixed-price and time-and-materials contracts as opposed to lower-margin cost-reimbursement contracts, primarily associated with the new contract for operations under the Air-Wing program. Operating expenses in the fourth quarter of fiscal 2006 include $1.4 million in non-cash equity based compensation expenses, and $2.3 million in one-time compensation expense associated with the Company’s IPO in May 2006.

Net income for the fourth quarter of fiscal 2006 was $5.8 million, which is an increase of $13.1 million over a pro forma net loss of $7.3 million for the fourth quarter of fiscal 2005.

Adjusted EBITDA grew to record levels of $55.6 million, or 10.1% of revenues, in the fourth quarter of fiscal 2006, compared to pro forma adjusted EBITDA of $24.6 million, or 4.7% of revenues, in the fourth quarter of fiscal 2005.

Stephen J. Cannon, the Company’s CEO and President said, “In the fourth quarter of fiscal 2006, we increased our top line 5.4% and improved our operating margin by 450 basis points. Our business continued to generate strong positive cash flow, with adjusted EBITDA reaching record levels. Combined with our improved capital structure following our IPO on the New York Stock Exchange completed a few weeks ago, we look forward to continued growth and profitability in fiscal 2007.”

Fiscal 2006 Full Year Results

For the fiscal year ended March 31, 2006, revenues increased by 2.6% to $1.97 billion, compared to pro forma revenues of $1.92 billion for fiscal 2005. For fiscal 2006, revenues from ITS increased 2.5% to $1.26 billion from fiscal 2005. ITS revenues were primarily driven by new contract work, including new business from the Air-Wing contract and hurricane relief efforts along the Gulf Coast. The ITS revenue increases were partially offset by the Company’s decision to exit a series of contracts to provide security and logistics support to various U.S. Government construction projects in the Middle East as a subcontractor and to discontinue the Oceangraphics contract under DynMarine. Revenues from the FTS segment increased 2.1% to $703 million from fiscal 2005. The increase was primarily driven by aircraft modifications under the Life

Cycle Contractor Support program and other government programs. The FTS revenue increases were partially offset by reduced workload under Contract Field Teams, and the withdrawal from the Al Salam contract due to unfavorable contract terms offered by the customer. Consequently, the customer decided to self perform the F-15 maintenance the Company had been performing. For fiscal 2006, ITS accounted for 64.3% of total revenues, and FTS accounted for 35.7% of total revenues.

Operating income was $101.2 million in fiscal 2006, up 47.7% over pro forma operating income of $68.5 million in fiscal 2005. Operating margin for fiscal 2006 was 5.1%, up 150 basis points, as compared to 3.6% for fiscal 2005. The margin improvement is due to strong performance on fixed-price construction projects and on fixed-price task orders under the Civilian Police program that were substantially completed during the fourth fiscal quarter of 2006. In addition, fiscal 2006 operating margin benefited from an improved contract mix resulting from a larger proportion of higher-margin fixed-price and time-and-materials contracts as opposed to lower-margin cost-reimbursement contracts. The factors improving operating margin resulted in a decline in cost of services of 1.4% from fiscal 2005, despite the increase in revenues during fiscal 2006. Operating expenses for fiscal 2006 include $2.4 million in non-cash equity based compensation expenses, $2.3 million in one-time compensation expenses related to the IPO and $2.6 million in one-time retention expenses related to the 2005 Acquisition.

Net income was $7.2 million during fiscal 2006, compared to a pro forma net loss of $12.8 million for fiscal 2005. The factors positively affecting fiscal 2006 operating income resulted in the improved year-over-year net income trend.

Adjusted EBITDA increased 35.3%, reaching a record level of $156.1 million, or 7.9% of revenues, compared to pro forma adjusted EBITDA of $115.4 million, or 6.0% of revenues, in fiscal 2005. These margin improvements reflect the change in our contract mix previously described.

At March 31, 2006, cash and cash equivalents totaled $20.6 million, up from $13.5 million at April 1, 2005. The Company had working capital of $251.3 million, compared to $200.4 million at April 1, 2005. Total debt (excluding the Company’s preferred stock) stood at $661.6 million, a reduction of $38.5 million from April 1, 2005. Balance sheet information for fiscal 2006 does not reflect the impact of the Company’s IPO, which resulted in the redemption of all of its preferred stock and the paying off of approximately $28 million of its senior subordinated notes.

Michael J. Thorne, the Company’s CFO said, “During fiscal 2006, our strong operating performance enabled us to achieve record operating cash flow of $56.3 million and improve our capital structure. We are pleased that our fiscal 2006 performance, combined with proceeds from our recent IPO, has led to positive credit rating movements by both Moody’s Investors Service and Standard & Poor’s Ratings Services.”

Backlog as of March 31, 2006 was $2.7 billion, including $1.0 billion in funded backlog and $1.7 billion in unfunded backlog. Backlog increased 35.0% from the $2.0 billion reported at the end of fiscal 2005. Estimated remaining contract value was $5.7 billion, up from $4.4 billion at the end of fiscal 2005.

“We finished the year with solid results and momentum,”  Mr. Cannon said. “We continue to benefit from strong customer relationships that contributed to $648 million in increased backlog during fiscal 2006. We have also been successful in shifting our contract mix away from cost-reimbursement contracts resulting in improved operating margin and overall profitability.”

FY06 Business Highlights

Major business highlights during the year include:

ITS

•                  Awarded follow-on work from the United States Department of State to train, equip and build the capacity of the police force in Afghanistan. The potential value of the award is $117 million for the first year and $85 million and $87 million, respectively, for two option years;

•                  Awarded a contract currently valued at $643 million for operations under the Air-Wing program;

•                  Selected to provide security and logistic support in Louisiana after Hurricane Katrina;

•                  Selected as one of six companies to provide base-operating support and temporary construction capabilities for the U.S. Air Force under an aggregate $10 billion indefinite quantity-indefinite delivery program.

FTS

•                  Awarded a $13 million contract, with a five-year potential value of up to $64 million,  by the U.S. Navy to provide maintenance and support services for the Kuwaiti Air Force F/A-18 program under the Foreign Military Sales Program;

•                  Awarded GATM VI under the Life Cycle Contractor Support program to install 29 aircraft modifications for a total value of $30.9 million.

Outlook for Fiscal 2007

“We expect fiscal 2007 to be another year of growth and improved profitability for us,” said Mr. Cannon. “We expect our largest growth drivers to be our International Narcotics and Law Enforcement and Civilian Police contracts. We expect the Department of State to continue to expand its drug eradication efforts, particularly in areas such as Afghanistan and Pakistan. As the sole supplier of drug eradication services to the Department of State, we should benefit from this trend. We also expect the trend toward outsourcing non-combat functions to companies like ours to continue, and we believe that our strong relationships with the Departments of State and Defense, as well as our leadership position in the marketplace, will result in additional work under our Civilian Police contract. “As we go forward through fiscal 2007, we will look to leverage our expertise and global presence to expand our commercial and foreign government business, while continuing to pursue U.S. Government business both domestically and overseas.

The award of the Nigeria airport project is an example of the type of commercial and foreign government business we are actively pursuing.”

Fiscal 2007 Guidance

The Company is issuing the following guidance for the fiscal year ending March 30, 2007, based on its current backlog and management’s estimate of future contract awards.

FY 2007
Revenue	$2.4 billion
EBITDA	$166.6 million
Adjusted EBITDA(1)	$170.0 million
Diluted earnings per share	$0.51
Pro forma diluted earnings per share(2)	$0.71
Diluted cash earnings per share(3)	$1.48

(1)             Adjusted EBITDA includes add backs items of $0.8 million related to compensation expense associated with the consummation of the Company’s IPO and $2.6 million of non cash equity-based compensation expense.

(2)             This guidance excludes certain one-time expenses associated with the consummation of the Company’s IPO, and interest expense associated with the Company’s preferred stock and subordinate debt retired from IPO proceeds of $2.9 million and $0.8 million, respectively. The one-time IPO expenses consist of premium costs to redeem preferred stock and subordinate debt of $5.7 million and $2.7 million, respectively, write-off of deferred financing cost associated with the early retirement of subordinate debt of $1.0 million, and compensation expense related to the consummation of the Company’s IPO of $0.8 million.

(3)             Cash earnings per share represents pro forma diluted earnings per share plus add backs for amortization of customer related intangibles (approximately $0.73 per share) and non-cash equity based compensation (approximately $0.05 per share).

Conference Call

The Company will host a conference call at 4:30 p.m. ET on Monday, June 19, 2006 to discuss results for the fourth quarter and fiscal year ended March 31, 2006. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at our web site at www.dyn-intl.com. To listen to the call, please go to this website prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived on the Company’s web site for approximately 90 days. A digital replay of the call will also be available on Monday, June 19 at approximately 5:30 p.m. ET through Monday, June 26 at approximately midnight ET. Dial (800) 642-1687 and enter the conference ID number 1497514. International callers should dial (706) 645-9291 and enter the same conference ID number.

Reconciliation to GAAP

In addition to GAAP results included in this press release, the Company has provided certain information that is not calculated according to GAAP. Management believes these non-GAAP measures are useful in evaluating operating performance and/or are regularly used by security analysts and institutional investors and other interested parties in the evaluation of the Company. Non-GAAP measures are not purported to be a substitute for any GAAP measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

About DynCorp International

The Company is a provider of specialized mission-critical outsourced technical services to civilian and military government agencies. Our specific global expertise is in law enforcement training and support, security services, base operations, aviation services and operations and logistics support. Headquartered in Irving, Texas, we have more than 14,000 employees in 35 countries. For more information, visit our website at www.dyn-intl.com.

Forward-looking Statements:  Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control that may cause its business, strategy or actual results or events to differ materially from the statements made herein. These risks and uncertainties may include, but are not limited to, the following:  changes in the demand for services that the Company provides; additional work awarded under the Civilian Police and International Narcotics and Law Enforcement contracts; pursuit of new commercial business in the U.S. and abroad;  activities of competitors; changes in significant operating expenses; changes in availability of capital; general economic and business conditions in the U.S.; acts of war or terrorist activities; variations in performance of financial markets; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

The unaudited pro forma consolidated income statements reflect the acquisition of the Company by an entity controlled by the Veritas Capital Fund II, L.P and its affiliates on February 11, 2005 (referred to within this press release as the “2005 Acquisition”). Results for the three months ended April 1, 2005 reflect pro forma adjustments to the historical statement of operations for the immediate predecessor company for the period from January 1, 2005 through February 11, 2005 and the historical results of the successor company for the 49 days ended April 1, 2005. For more information, refer to the Company’s Form S-1 filed with the Securities and Exchange Commission on May 3, 2006. The unaudited pro forma statement of operations is presented for informational purposes only and is not necessarily indicative of the future results of operations of the successor company that would have actually occurred had the acquisition been consummated on April 3, 2004.

###

Contact Information:
DynCorp International
8445 Freeport Parkway, Suite 400
Irving, Texas  75063
(817) 224-1461
Cindy Roberts, Director, Investor Relations

CCG Investor Relations Inc.
960 Wilshire Boulevard, Suite 2050
Los Angeles, California 90024
(310) 231-8600 ext. 103
Crocker Coulson, President

(Financial tables follow)

DYNCORP INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months Ended		For the Fiscal Year Ended
	March 31, 2006	April 1, 2005	March 31, 2006	April 1, 2005
	Actual	Pro Forma(1)	Actual	Pro Forma(2)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$548,748	$520,855	$1,966,993	$1,920,909
Cost of services	459,834	478,101	1,722,089	1,741,515
Selling, general and administrative	37,645	18,711	97,520	65,388
Depreciation and amortization	13,385	11,384	46,147	45,536
Operating income	37,884	12,659	101,237	68,470

Other expense (income):
Interest income	(295)	(47)	(461)	(177)
Interest expense	14,407	13,190	56,686	55,468
Interest on mandatory redeemable shares	6,993	6,993	21,142	21,142
Income (loss) before taxes	16,779	(7,477)	23,870	(7,963)
Provision (benefit) for income taxes	11,020	(175)	16,627	4,863
Net income (loss)	$5,759	$(7,302)	$7,243	$(12,826)

EBITDA	$51,807	$24,644	$148,718	$115,379
EBITDA margin	9.4%	4.7%	7.6%	6.0%
Adjusted EBITDA(3)	$55,570	$24,644	$156,104	$115,379
Adjusted EBITDA margin(3)	10.1%	4.7%	7.9%	6.0%

Cash earnings(4)	$17,193	$2,713	$49,721	$27,235

Free cash flow	$(1,740)	NA	$48,931	NA

(1)            Pro Forma. Results reflect the acquisition of DynCorp International by an entity controlled by the Veritas Capital Fund II, L.P. and its affiliates on February 11, 2005. Results for the three months ended April 1, 2005 reflect pro forma adjustments to the historical statement of operations for the immediate predecessor company for the period from January 1, 2005 through February 11, 2005 and the historical results of the successor company for the 49 days ended April 1, 2005. For more complete information, refer to the Company’s filing on form 424(b)(4) filed with the Securities and Exchange Commission on May 4, 2006.

(2)            Pro Forma. Results reflect the acquisition of DynCorp International by an entity controlled by the Veritas Capital Fund II, L.P. and its affiliates on February 11, 2005. Results for the fiscal year ended April 1, 2005 reflect pro forma adjustments to the historical statement of operations for the immediate predecessor company for the period from April 3, 2004 to February 11, 2005 and the historical results of the successor company for the 49 days ended April 1, 2005. For more complete information, refer to the Company’s filing on form 424(b)(4) filed with the Securities and Exchange Commission on May 4, 2006.

(3)             Adjusted EBITDA is defined as EBITDA less non-cash equity based compensation and compensation expenses. See Reconciliation of Net Income to EBITDA and Adjusted EBITDA included in the financial table in this press release.

(4)             See Reconciliation of Net Income to Cash Earnings included in the financial table in this press release.

DYNCORP INTERNATIONAL INC.
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(In thousands)

	For the Three Months Ended		For the Fiscal Year Ended
	March 31, 2006	April 1, 2005	March 31, 2006	April 1, 2005
	Actual	Pro Forma (1)	Actual	Pro Forma (2)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Income (loss)	$5,759	$(7,302)	$7,243	$(12,826)
Income taxes	11,020	(175)	16,627	4,863
Interest expense	21,400	20,183	77,828	76,610
Depreciation and amortization	13,628	11,938	47,020	46,732
EBITDA(3)	$51,807	$24,644	$148,718	$115,379
Non-cash equity based compensation(4)	1,419	—	2,417	—
Compensation expenses(5)	2,344	—	4,969	—
Adjusted EBITDA	$55,570	$24,644	$156,104	$115,379

(1)            Pro Forma. Results reflect the acquisition of the Company by an entity controlled by the Veritas Capital Fund II, L.P. and its affiliates on February 11, 2005. Results for the three months ended April 1, 2005 reflect pro forma adjustments to the historical statement of operations for the immediate predecessor company for the period from January 1, 2005 through February 11, 2005 and the historical results of the successor company for the 49 days ended April 1, 2005. For more complete information, refer to the Company’s filing on form 424(b)(4) filed with the Securities and Exchange Commission on May 4, 2006.

(2)            Pro Forma. Results reflect the acquisition of the Company by an entity controlled by the Veritas Capital Fund II, L.P. and its affiliates on February 11, 2005. Results for the fiscal year ended April 1, 2005 reflect pro forma adjustments to the historical statement of operations for the immediate predecessor company for the period from April 3, 2004 to February 11, 2005 and the historical results of the successor company for the 49 days ended April 1, 2005. For more complete information, refer to the Company’s filing on form 424(b)(4) filed with the Securities and Exchange Commission on May 4, 2006.

(3)            EBITDA is a primary component of certain covenants under our senior secured credit facility and is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. We believe that EBITDA is useful to investors as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. EBITDA as presented in this press release is not necessarily comparable to similarly titled measures reported by other companies.

(4)            Represents non-cash equity based compensation expense.

(5)            Represents one-time IPO bonuses and one-time retention bonuses paid to certain members of management.

DYNCORP INTERNATIONAL INC.
RECONCILIATION OF NET INCOME TO CASH EARNINGS
(In thousands)

	For the Three Months Ended		For the Fiscal Year Ended
	March 31, 2006	April 1, 2005	March 31, 2006	April 1, 2005
	Actual	Pro Forma(1)	Actual	Pro Forma(2)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$5,759	$(7,302)	$7,243	$(12,826)
Amortization of intangibles	10,015	10,015	40,061	40,061
Non-cash equity based compensation	1,419	—	2,417	—
Cash earnings	$17,193	$2,713	$49,721	$27,235

(1)            Pro Forma. Results reflect the acquisition of DynCorp International by an entity controlled by the Veritas Capital Fund II, L.P. and its affiliates on February 11, 2005. Results for the three months ended April 1, 2005 reflect pro forma adjustments to the historical statement of operations for the immediate predecessor company for the period from January 1, 2005 through February 11, 2005 and the historical results of the successor company for the 49 days ended April 1, 2005. For more complete information, refer to the Company’s filing on form 424(b)(4) filed with the Securities and Exchange Commission on May 4, 2006.

(2)            Pro Forma. Results reflect the acquisition of DynCorp International by an entity controlled by the Veritas Capital Fund II, L.P. and its affiliates on February 11, 2005. Results for the fiscal year ended April 1, 2005 reflect pro forma adjustments to the historical statement of operations for the immediate predecessor company for the period from April 3, 2004 to February 11, 2005 and the historical results of the successor company for the 49 days ended April 1, 2005. For more complete information, refer to the Company’s filing on form 424(b)(4) filed with the Securities and Exchange Commission on May 4, 2006.

DYNCORP INTERNATIONAL INC.
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
(In thousands)

	Three Months Ended	Fiscal Year Ended
	March 31, 2006	March 31, 2006
	Actual	Actual
	(unaudited)	(unaudited)
Net cash provided by operating activities	$1,232	$56,305
Capital expenditures	3,883	7,374
Dividends	—	—
Free cash flow	$(1,740)	$48,931

DYNCORP INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

Fiscal Year Ended
March 31, 2006
(unaudited)
Cash flows from operating activities:
Net income	$ 7,243
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation and amortization	47,020
Noncash interest expense (redeemable preferred stock dividends)	21,142
Deferred financing cost amortization	2,878
Provision for losses on accounts receivable	4,436
Income from equity joint ventures	(214)
Deferred income taxes	(10,403)
Compensation expense related to Class B equity participation	2,417

Changes in current assets and liabilities
Accounts receivable	(22,117)
Prepaid expenses and other current assets	(17,485)
Accounts payable and accruals	12,022
Income taxes payable	9,366
Net cash provided by operating activities	$ 56,305

Cash flows from investing activities:
Purchases of property and equipment	(3,465)
Payments for computer software upgrade	(3,909)
Other assets	(151)
Net cash used in investing activities	$ (7,425)

Cash flows from financing activities:
Payments for offering costs	(1,940)
Net proceeds from credit line	(35,000)
Payments on credit facility	(3,449)
Debt issuance costs	(909)
Purchase of interest rate cap	(483)
Net cash used in financing activities	$ (41,781)

Net increase in cash and cash equivalents	7,099
Cash and cash equivalents, beginning of period	13,474
Cash and cash equivalents, end of period	$ 20,573

DYNCORP INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2006(1)	April 1, 2005(1)
	(unaudited)
Current Assets:
Cash and cash equivalents	$ 20,573	$ 13,474
Receivables, net of allowances for doubtful accounts of $9,844 and $4,500 at March 31, 2006 and April 1, 2005, respectively	440,195	422,514
Prepaid expenses and other current assets	43,733	26,248
Deferred tax asset	1,735	—
Total current assets	506,236	462,236

Property and equipment at cost, less accumulated depreciation of $1,296 and $227 at March 31, 2006 and April 1, 2005, respectively	8,769	10,657

Other assets:
Goodwill	420,180	344,545
Tradename	18,318	18,318
Customer related intangibles, net of accumulated amortization of $43,471 and $5,094 at March 31, 2006 and April 1, 2005, respectively	246,910	285,287
Other intangibles, net of accumulated amortization of $3,672 and $383 at March 31, 2006 and April 1, 2005, respectively	7,453	7,083
Deferred financing costs, net of accumulated amortization of $3,261 and $383 at March 31, 2006 and April 1, 2005, respectively	17,469	19,438
Deferred income taxes	11,574	—
Other assets	3,176	629
Total other assets	$ 725,080	$ 675,300
Total assets	$ 1,240,085	$ 1,148,193

Current Liabilities:
Current portion of long-term debt	$ 2,588	$ 37,588
Accounts payable	132,396	135,677
Accrued payroll and employee costs	65,586	56,187
Accrued expenses—related party	11,272	8,866
Other accrued expenses	33,845	23,491
Income taxes	9,276	60
Total current liabilities	254,963	261,869

Long-term debt—less current portion	658,963	662,412
Other long-term liabilities	—	4
Shares subject to mandatory redemption Series A preferred stock, stated value $125,000 and $190,550; 350,000 shares authorized; 125,000 shares and 190,550 shares issued and outstanding; redemption value of $219,821 and $127,182 at March 31, 2006 and April 1, 2005, respectively	219,821	126,990

Commitments and contingencies

Shareholders’ equity
Common Stock, $0.01 par value—500,000 shares authorized; 500,000 shares issued and outstanding at March 31, 2006 and April 1, 2005	5	5
Additional paid-in capital	102,412	99,995
Retained earnings (accumulated deficit)	4,139	(3,104)
Accumulated other comprehensive (loss) income	(218)	22
Total shareholders’ equity	106,338	96,918
Total liabilities and shareholders’ equity	$ 1,240,085	$ 1,148,193

(1)            Balance sheet data does not reflect the impact of the initial public offering on May 3, 2006. Subsequent to the public offering, the company redeemed all of its Series A Preferred Stock and paid off approximately $28 million in long-term debt. For more complete information, refer to the Company’s filing on form 424(b)(4) filed with the Securities and Exchange Commission on May 4, 2006.

DYNCORP INTERNATIONAL INC.
PRO FORMA FINANCIAL INFORMATION
(In thousands)

	Immediate Predecessor Period	Successor Period
	Period from April 3, 2004 to Feb. 11, 2005	49 Days Ended April 1, 2005	Adjustments		Pro Forma Combined Fiscal Year Ended April 1, 2005
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Revenues	$ 1,654,305	$ 266,604	$ —		$ 1,920,909
Cost of services	1,496,109	245,406	—		1,741,515
Selling, general and administrative	57,755	8,408	(775	)(1)	65,388
Depreciation and amortization	5,922	5,605	34,009	(2)	45,536
Total costs and expenses	1,559,786	259,419	33,234		1,852,439
Operating income	94,519	7,185	(33,234)		68,470

Other expense (income):
Interest income	(170)	(7)	—		(177)
Interest expense	—	8,054	47,414	(3)	55,468
Interest on mandatory redeemable shares	—	2,182	18,960	(4)	21,142
Income before taxes	94,689	(3,044)	(99,608)		(7,963)
Provision (benefit) for income taxes	34,956	60	(30,153	)(5)	4,863
Net Income (Loss)	$ 59,733	$ (3,104)	$ (69,455)		$ (12,826)

(1)            The annual management fee is $300, $25 of which is reflected under selling, general and administrative for the successor period and which is offset by management retention bonuses expensed during the successor period of $1,050.

(2)            Reflects the change in intangible amortization related to the adjustment to estimated fair value of intangible assets and the change in estimated lives.

(3)            Represents the increase in interest expense to reflect the new capital structure and the amortization of financing costs over the terms of the corresponding debt. Following is a summary:

Interest on Term Loan	$ 21,735
Interest on Senior Subordinated Notes	30,400
Senior Administrative Agent Fee	100
Undrawn Facility Fee	375
Amortization of Deferred Financing Fees	2,858
Total Increase	$ 55,468

(4)            Represents a full year of accreted value on our preferred stock.

(5)            Based on an effective tax rate of 36.9%, which is the historical rate for the period April 3, 2004 to February 11, 2005 and is expected to approximate the effective tax rate for successor operations.

DYNCORP INTERNATIONAL INC.
OTHER CONTRACT DATA

At or for the fiscal year ended
	March 31, 2006	April 1, 2005
	(unaudited)	(unaudited)
Backlog ($ in millions) (1):
Funded Backlog	$ 1,031	$ 1,140
Unfunded Backlog	1,657	900
Total Backlog	$ 2,688	$ 2,040

Estimated remaining contract value ($ in millions) (2)	$ 5,727	$ 4,413

(1)            Backlog consists of orders and options under our contracts. We define contracted backlog as the estimated value of contract awards received from customers that have not been recognized as sales. Our backlog consists of funded and unfunded backlog. Funded backlog is based upon amounts actually appropriated by a customer for payment of goods and services less actual revenue recorded as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These options may be exercised at the sole discretion of the customer. It has been our historical experience, however, that the customer had exercised contract options.

(2)            Estimated remaining contract value represents the aggregate contract revenue we estimate will be earned over the remaining life of certain contracts. When more than one company is awarded a contract for a given work requirement, we include in estimating remaining contract value only our estimate of the contract revenue we expect to earn over the remaining term of the contract. Funded backlog is based upon amounts actually appropriated by a customer for payment for goods and services. Because the U.S. federal government operates under annual appropriations, agencies of the U.S. federal government typically fund contracts on an incremental basis. Accordingly, the majority of the estimated remaining contract value is not funded backlog. Our estimated remaining contract value is based on our experience under contracts and we believe our estimates are reasonable. However, there can be no assurance that our existing contracts will result in actual revenues in any particular period or at all. These amounts could vary depending upon government budgets and appropriations.